NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES RECORD 2014 ESTIMATED PROVED OIL AND GAS RESERVES AND PRODUCTION; PROVIDES 2015 PRODUCTION AND CAPITAL EXPENDITURES GUIDANCE; UPDATES OPERATING ACTIVITIES AND HEDGING
LAFAYETTE, LA – February 11, 2015 - PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company ended 2014 with approximately 397 Bcfe of estimated proved oil and gas reserves having a pre-tax discounted value (“PV-10”) including hedges of approximately $600 million. The Company’s proved reserves and PV-10 increased 32% and 27% from 2013, respectively. The Company’s estimated proved reserves at December 31, 2014 were comprised of 77% natural gas, 4% oil and 19% natural gas liquids. In addition, approximately 86% of the reserves were located in long-lived basins and approximately 60% were proved developed. The Company estimates that it replaced approximately 320% of the proved reserves it produced during 2014.
The Company estimates that its 2014 production was approximately 43.3 Bcfe, or 118.7 MMcfe per day, including fourth quarter 2014 production of 11.2 Bcfe, or 122.3 MMcfe per day. The Company’s 2014 production was 14% higher than 2013 and was comprised of 72% natural gas, 11% oil, and 17% natural gas liquids. Fourth quarter 2014 production was comprised of 71% natural gas, 9% oil, and 20% natural gas liquids.
Operations Update

Gulf Coast
The Company recently completed a limited flow test at its Thunder Bayou discovery (NRI – 37%). The test results confirm expectations that the well will commence production at its previously stated estimated gross rate in excess of 30,000 Mcf/d once surface facilities are installed during the second quarter of 2015. Additionally, the test indicated that the well is expected to produce approximately 22 barrels of oil and 35 barrels of natural gas liquids, per MMcf of gas production.

The Company’s non-operated Mallard prospect (WI-25%) was recently logged and determined to be non-commercial.

Woodford
The Company recently established production on 10 new wells in its West Relay field. These wells (average NRI - 34%) achieved an average maximum 24-hour gross rate of 3,629 Mcf of gas and 568 barrels of natural gas liquids per well. In addition, the Company recently completed eight wells (average NRI - 13%) which are in the early stages of flowback. The Company expects to run one rig in its West Relay field during 2015.

The Company recently completed its first group of wells (NRI – 20%) in its Hoss field related to its dry gas joint venture drilling program. The initial two well pad is in the early stages of production and has achieved an average maximum 24-hour gross rate of approximately 2,400 Mcf of gas per well. The Company expects to run two rigs in its Hoss field during 2015.

East Texas
The Company reached total depth on its PQ #16 (WI – 99%) and PQ #17 (WI – 99%) horizontal Cotton Valley wells. The Company expects to commence completion operations in approximately two weeks. In addition, the Company recently commenced drilling operations on its PQ #18 (WI – 45%) horizontal Cotton Valley well.

The Company expects to conclude its 2015 Cotton Valley program with the completion of its PQ #18 well. However, the Company will continue to monitor commodity prices and will reassess its 2015 drilling program during the second half of the year. The Company expects to relocate its current horizontal Cotton Valley rig, which has approximately three months remaining on its contract, to its Fleetwood JV program in the Gulf Coast.

Production Guidance
Due to the weak pricing environment for ethane, the Company has halted ethane recovery from its Woodford liquids rich wells effective January 1, 2015, but will monitor ethane pricing throughout 2015. As a result, the Company estimates that its 2015 production volumes will be negatively impacted by approximately 6 MMcfe per day.

For reference, the Company estimates that its fourth quarter 2014 production of 11.2 Bcfe, or 122.3 MMcfe per day, would have been approximately 10.8 Bcfe, or 117.6 MMcfe per day, without ethane processing in the Woodford.

The Company projects its first quarter 2015 production (without ethane processing) to average between 113 and 117 MMcfe per day with approximately 77%, 9% and 14% to be derived from natural gas, oil and natural gas liquids, respectively. In total for 2015, the Company is forecasting production growth of 5% - 10% (without ethane processing) from the 2014 daily rate of 118.7 MMcfe (with ethane processing) based upon the capital expenditure guidance below. The Company expects its primary production growth for 2015 to occur during the second quarter, which should include a full quarter of production from three new Cotton Valley wells and production commencing at Thunder Bayou.

Capital Expenditures Guidance
The Company’s capital budget for 2015 is expected to range between $60 million and $70 million including approximately $21 million of capitalized interest and overhead. The mid-point of the budget is approximately 65% lower than the Company’s estimated capital expenditures in 2014. The Company’s capital budget is subject to revision based upon changes in market conditions.

Excluding capitalized interest and overhead, the 2015 budget is expected to be allocated as follows:

2015 Capital Allocation	%
Woodford	25%
Gulf Coast/GOM	40%
East Texas	35%

Hedging Update
The Company recently initiated the following commodity hedging transactions:

Production Period	Instrument Type	Daily Volumes	Price
Gas:
2015	Swap	5,000 Mmbtu	$4.00
2015	Swap	5,000 Mmbtu	$3.57
2015	Swap	10,000 Mmbtu	$3.52
Feb15 - Dec15	Swap	10,000 Mmbtu	$2.93
Mar15 - Dec15	Swap	10,000 Mmbtu	$3.00
July15 - June16	Swap	10,000 Mmbtu	$3.22

Oil:
Feb15 - Dec15	Swap	250 Bbls	$54.00 (1)

(1) LLS Index

After executing the above transactions, the Company has approximately 19.2 Bcf of gas and 84,000 barrels of oil hedged for 2015 at an average price of $3.48/Mcf and $54.00/Bbl, respectively.

Management’s Comment
“Due to the challenging current commodity price environment, we have made the strategic decision to substantially reduce our 2015 drilling activity in order to preserve liquidity,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We believe that achieving production growth despite significant capital reductions is a solid goal given the current market conditions. In addition, Ryder Scott’s year end 3P gross reserve estimate of approximately 130 Bcfe for Thunder Bayou further validates the significance of this recent discovery and the future impact it will have on our Company.”

Non-GAAP Financial Measure
PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways. PV-10 cannot be currently reconciled to the standardized measure of discounted future net cash flows because final income tax information for 2014 is not yet available. The Company will provide the reconciliation of PV-10 to standardized measure in its Form 10-K for the year ended December 31, 2014.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate” and similar references to future periods. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, our ability to realize the anticipated benefits from the Fleetwood joint venture, the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, including availability under our bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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